Exhibit 10.19

CENTRAL PACIFIC FINANCIAL CORP.

LONG-TERM EXECUTIVE INCENTIVE PLAN

(Effective January 1, 2005)

CENTRAL PACIFIC FINANCIAL CORP.

LONG-TERM EXECUTIVE INCENTIVE PLAN

Article 1.               Establishment, Objectives, and Effective Date.

1.1           Establishment of the Plan. Central Pacific Financial Corp., a Hawaii corporation, (“CPF”) hereby establishes an incentive compensation plan to be known as the “Central Pacific Financial Corp. Long-Term Executive Incentive Plan” (the “Plan”).

1.2           Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of CPF and its Subsidiaries through incentives to eligible employees that are consistent with CPF’s long-term financial goals.

1.3           Effective Date. The Plan is effective as of January 1, 2005 (the “Effective Date”). The Plan shall remain in effect, subject to the right of the Compensation Committee of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 hereof, until January 1, 2015.

Article 2.               Definitions.

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1           “Award Agreement” means an agreement or document setting forth the terms and conditions applicable to a specific Contingent Award granted under the Plan.

2.2           “Base Salary” means the annual base salary (excluding any bonus, commission payments, or other extra cash compensation) paid to the Participant as of a designated date. For example, a Participant who is paid a monthly salary of $10,000 as of the designated date shall be determined to have an annualized Base Salary of $120,000.

2.3           “Board of Directors” or “Board” means the Board of Directors of CPF.

2.4           “Change in Control Event” is defined by reference to Internal Revenue Service Notice 2005-1, Q&A-11 through Q&A-14.

2.5           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6           “Committee” means the Compensation Committee of the Board of Directors of CPF.

2.7           “Contingent Award” or “Award” means an award that is granted to a Participant contingent on the achievement of designated performance goals.

2.8           “Disability” is defined by reference to the definition of “disabled” in Section 409A(a)(2)(C) of the Code.

2.9           “Eligible Employee” means any officer or other employee of CPF or a Subsidiary who, in the opinion of the Committee, is or gives promise of becoming of exceptional importance to CPF or a Subsidiary, and of making substantial contributions to the success, growth, and profit of CPF or a Subsidiary. Generally, the Committee shall consider as Eligible Employees only full-time active employees of CPF or a Subsidiary who have achieved the title of Vice President or above. No member of the Board of Directors who is not also an employee of CPF or a Subsidiary may be an Eligible Employee.

2.10         “Final Award” means the award ultimately paid to a Participant based on the Committee’s determination following the Performance Period under Article 6.

2.11         “Named Executive Officer” means a Participant who, as of the date of payout of an Award is one of the group of “covered employees” as defined under Section 162(m) of the Code and regulations thereunder.

2.12         “Participant” means an employee of the Company or a Subsidiary that the Committee, in its sole discretion, selects from among the Eligible Employees to be granted a Contingent Award.

2.13         “Performance-Based Exception” means the performance-based exception from the tax deduction limitations of Section 162(m) of the Code.

2.14         “Performance Period”, with respect to any Award, means a three consecutive Plan Year period designated by the Committee.

2.15         “Plan” means the Central Pacific Financial Corp. Long-Term Executive Incentive Plan as set forth in this document, including all amendments hereto.

2.16         “Plan Year” means CPF’s fiscal year, unless otherwise determined by the Committee.

2.17         “Subsidiary” means any corporation in which CPF or any Subsidiary (as defined hereby) owns 50 percent or more of the total combined voting power of all classes of stock.

Article 3.               Administration.

3.1           The Committee. The Plan shall be administered by the Committee. Except as limited by law or by the articles of incorporation or bylaws of CPF, and subject to the provisions herein, the Committee shall have full discretionary power and authority to interpret and administer the Plan, including the power and authority to: identify and designate Eligible Employees and Participants under the Plan; determine the size of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or any other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding Award or Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan; and amend, modify, or terminate the Plan in the manner described in Article 11. As permitted by law, the Committee may delegate its authority as identified herein.

3.2           Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including CPF and its Subsidiaries, their shareholders, directors, and employees, and the Eligible Employees, Participants, and their estates and beneficiaries.

Article 4.               Eligibility and Participation.

4.1           Initial Eligibility. The Committee may, from time to time and at its sole discretion, designate the Eligible Employees who shall be Participants. In deciding whom to designate as a Participant, the Committee may consult with senior management executives of CPF to the extent deemed appropriate by the Committee.

4.2           Participation for Less Than Full Performance Period. An Eligible Employee who becomes a Participant effective at any time after the commencement of a Performance Period shall be eligible to receive a pro rata Contingent Award as determined by the Committee in its discretion. Except as otherwise decided by the Committee, a Participant who is demoted from the original position held when the Contingent Award was granted shall forfeit the Participant’s right to the Contingent Award granted to the Participant.

Article 5.               Contingent Awards.

5.1           Grant. The Committee may, from time to time and at its sole discretion, make a grant of a Contingent Award to a Participant. The Contingent Award for any Participant shall be for an amount or range of amounts (expressed either in dollars or as percentages of Base Salary). The Committee shall cause an Award Agreement to be given to each Participant setting forth the terms and conditions of the Contingent Award. If the Committee determines that it is advisable to grant Awards to Named Executive Officers that do not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

5.2           Determination of Amount of Awards. Within the first 90 days of a Performance Period, the Committee shall select one or more performance criteria, the appropriate performance goals for the performance criteria, and the amount of the Contingent Award payable to the Participant if the goals are met. Performance criteria may be used singularly or in combination, as the Committee determines in its discretion. The Committee’s selection of the performance criteria and goals shall be set forth in writing.

5.3           Performance Criteria. The Committee may choose from among the following performance criteria:

•                                          Earnings per share (actual or targeted growth);

•                                          Net income after capital costs;

•                                          Net income (before or after taxes);

•                                          Return measures (including, but not limited to, return on assets, risk-adjusted return on capital, or return on equity);

•                                          Credit quality measures;

•                                          Efficiency Ratio;

•                                          Full-time equivalency control;

•                                          Stock price (including, but not limited to, growth measures and total shareholder return);

•                                          Non-interest income compared to net interest income ratio;

•                                          Expense targets;

•                                          Margins;

•                                          Operating efficiency;

•                                          EVA®

•                                          Customer satisfaction;

•                                          Loan growth;

•                                          Deposit growth;

•                                          Net interest margin;

•                                          Fee income;

•                                          Operating expense; and

•                                          Credit Quality.

In addition to the foregoing, the Committee may consider the following individual unit/production performance measure: cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; operating expense to group budget; service levels (groups); and personal performance.

5.4           Value. A Contingent Award shall be of no immediate and certain value, but rather the amount payable to a Participant with respect to a Contingent Award for any given Performance Period shall be the Final Award as determined under Article 6.

Article 6.               Determination and Payment of Final Awards.

6.1           Determination of Final Awards. After the applicable Performance Period has ended, the Committee shall certify in writing that the performance goals and any other contingencies on which the Contingent Awards are based have been met or satisfied for the Performance Period. The Committee may not increase any Final Award above the maximum Contingent Award, but the Committee may reduce the Final Award or eliminate the Award entirely (for any reason or for no reason).

6.2           Maximum Awards. Notwithstanding any other provision of the Plan, the maximum aggregate payout with respect to a Contingent Award granted in any one Plan Year to any one Participant shall be $2,000,000.

6.3           Vesting. Subject to Article 7, a Participant shall not be entitled to a payment of a Final Award unless the Participant is employed in good standing by CPF or a Subsidiary throughout the Performance Period and the period ending on the date of the payment of the Final Award or such other date as may be specified in the Award Agreement. The Final Award shall constitute compensation that is earned and vested as of the date of payment of such Final Award.

6.4           Payment. Payment of a Final Award shall be made in a single lump sum cash payment as soon as practicable following the close of the applicable Performance Period and the determination of the Final Award, but no later than 2½ months following the close of the Plan Year in which the Final Award is vested. Payment of a prorated Award pursuant to Article 7 shall be paid at the same time as the payment of a Final Award, except for death benefits, which shall be paid in accordance with Article 8. Payment of Awards following a Change-in-Control Event shall be paid in accordance with Article 10.

Article 7.               Termination of Employment.

7.1           Termination of Employment Due to Death or Disability. If a Participant separates from service with the Company and its Subsidiaries because of death or Disability before the determination and payment of the Final Award, the Committee, in its sole discretion, shall determine whether the Participant is entitled to the payout of any Final Award and, if so, shall also determine the manner in which any Final Award shall be prorated.

7.2           Termination of Employment for Other Reasons. Unless determined otherwise by the Committee and set forth in the Participant’s Award Agreement, if a Participant separates from service with the Company and its Subsidiaries before the determination and payment of the Final Award for any reason other than death or Disability, the Participant shall not be entitled to any Final Award for the Performance Period.

Article 8.               Beneficiary Designation and Payment of Death Benefits.

Each Participant may name a beneficiary or beneficiaries (who may be named contingently or successively) to whom an Award under the Plan is to be paid in the event of the Participant’s death before the Final Award has been paid. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by CPF, and shall be effective only when filed by the Participant in writing with CPF during the Participant’s lifetime. In the absence of any such designation, a Final Award remaining unpaid at the Participant’s death shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate.

Any Final Award payable because of the death of the Participant shall be paid within 2½ months after the close of the Plan Year in which the Participant dies.

Article 9.               Rights of Employees.

9.1           Employment. Nothing in the Plan shall interfere with or limit in any way the right of CPF or a Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant the right to continue in the employ of CPF or a Subsidiary.

9.2           Participation. No Employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

9.3           Nontransferability. No Award shall be sold, assigned, transferred, encumbered, hypothecated, or otherwise anticipated by a Participant and, during the lifetime of a Participant, any payment shall be payable only to the Participant.

Article 10.            Change-in-Control Event.

10.1         Treatment of Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, if there is a Change-in-Control Event, the Performance Period shall be deemed to have ended as of the date of the Change in Control Event, each outstanding Award shall be deemed to have been earned and vested as of such date, and each Participant with an outstanding Award shall be paid a Final Award in an amount equal to the maximum Contingent Award. The Final Award under this Article 10 shall be paid to such Participant (or, in the event of the Participant’s death, to the Participant’s designated beneficiary) within 30 days of a determination by the Committee that there has been a Change in Control Event.

10.2         Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan or an Award Agreement, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of a Change-in-Control Event to affect adversely any Award previously granted to a Participant under the Plan without the prior written consent of the Participant. However, the Committee may terminate, amend, or modify this Article 10 at any time and from time to time prior to the date of a Change-in-Control Event.

Article 11.            Amendment, Modification, and Termination.

11.1         Amendment, Modification, and Termination. Subject to Section 10.2, the Committee may at any time terminate, amend, modify, or suspend this Plan.

11.2         Compliance with Code Section 162(m). Except as otherwise provided in Section 5.1 and this Section 11.2, at all times when Section 162(m) of the Code is applicable, all Awards granted under this Plan shall comply with the requirements of Section 162(m). However, in the event the Committee determines that such compliance is not desired with respect to the initial grant of any Award under the Plan, then compliance with Section 162(m) shall not apply and be required for such Award. In addition, in the event that changes are made to Section 162(m) of the Code that would permit greater flexibility with respect to any Award granted under the Plan, the Committee may make any adjustments it deems appropriate.

Article 12.            Withholding.

CPF shall have the power and right to deduct, withhold, or require a Participant to remit to CPF an amount sufficient to satisfy any federal or state taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 13.            Indemnification.

CPF shall indemnify the members of the Committee and the Board of Directors from and against any and all loss, liability, and expense arising from any claim, action, suit, or proceeding to which the member may be involved by reason of any action taken or failure to act under the Plan, provided the member shall give CPF an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it on the member’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such members may be entitled under CPF’s articles of incorporation or bylaws, as a matter of law, or otherwise.

Article 14.            Successors.

All obligations of CPF under the Plan with respect to Awards granted hereunder shall be binding on any successor to CPF, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of CPF.

Article 15.            Legal Construction.

15.1         Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

15.2         Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3         Requirements of Law. The granting of Contingent Awards and the payment of Final Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4         Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Hawaii.